Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

OCTOBER 11, 2021

CHESAPEAKE ENERGY CORPORATION APPOINTS DOMENIC J. DELL’OSSO PRESIDENT AND
CHIEF EXECUTIVE OFFICER AND ANNOUNCES REVISED EXECUTIVE COMPENSATION PROGRAM

OKLAHOMA CITY, October 11, 2021 – Chesapeake Energy Corporation (NASDAQ:CHK) today announced that its Board of Directors has unanimously voted to appoint Domenic “Nick” Dell’Osso as President and Chief Executive Officer and a member of the company’s Board of Directors, effective immediately. Mike Wichterich, who served as Interim Chief Executive Officer, will assume the role of Executive Chairman of the Board of Directors. Additionally, the company provided highlights of the comprehensive changes made to its Executive Compensation program.

Mike Wichterich, Chesapeake’s Executive Chairman, commented, “Chesapeake’s future is bright, and following an extensive search, it was clear to the Board that the unique combination of Nick’s vision and experience make him the right person to lead our company. The Board and I look forward to working in partnership with Nick and the management team to build on the recent momentum we have enjoyed as a company, and responsibly deliver sustainable results for our shareholders.”

Nick Dell’Osso, Chesapeake’s President and Chief Executive Officer added, “I am honored to have been selected to lead Chesapeake as we implement our vision for differential returns and a sustainable future behind our talented employees, disciplined strategy, and commitment to ESG excellence. I am confident Chesapeake’s best days lie ahead of us and look forward to working tirelessly with my colleagues to generate and return to our shareholders sustainable free cash flow while aggressively lowering our emissions profile.”

Executive Compensation Program

Chesapeake is fully committed to developing equitable compensation structures that create a high degree of alignment between its management team, shareholders, and other key stakeholders. Today the company is pleased to announce key elements of its 2021 compensation plan and highlight several significant changes that it believes will help meet this goal.

Highlights include:

•	Program Goal: Designed to attract, retain, and appropriately reward top talent while ensuring strong alignment between executive compensation and performance metrics that directly drive shareholder value.

•	Long Term Incentive Program (LTIP): Paid entirely in equity with 75% of the award value linked to total shareholder returns.

•	Annual Incentive Plan (AIP): Focused on the value drivers and discipline that our shareholders value including: environmental and safety excellence, delivering free cash flow, lowering per unit operating costs, enhancing capital efficiency, and improving base production.

•	Commitment to Environmental & Safety Performance: Failure to meet threshold levels of environmental and safety performance caps AIP payout at target for all other metrics regardless of results.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Brian Steck, Chairman of Chesapeake’s Compensation Committee commented, “There is no more important asset for Chesapeake than our employees. The adjustments to our approach are designed to deliver a compensation program which attracts, retains, and appropriately rewards top talent, while focusing Chesapeake’s leaders on what is most crucial to achieving sustainable success. While this program will continue to evolve, we will be uncompromising in our pursuit of an innovative, results-driven culture which aligns executive compensation with environmental, operating, and equity performance”

Dell’Osso added, “Appropriately aligning compensation to company performance and shareholder returns meets the needs of our stakeholders and is foundational to Chesapeake’s commitment to leading a responsible energy future.”

Further details of the company’s revised compensation program may be found on the company’s website at http://investors.chk.com/presentations. Additional details will be available in the company’s proxy statement which will be filed with the SEC in April 2022.

Headquartered in Oklahoma City, Chesapeake Energy Corporation’s (NASDAQ:CHK) operations are focused on discovering and responsibly developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.

Forward-Looking Statements

This news release and the accompanying outlook include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management’s outlook guidance or forecasts of future events, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the impact of the COVID-19 pandemic and its effect on the company’s business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets; the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends, to finance reserve replacement costs or satisfy our debt obligations; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulations on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management’s best judgment only as of the date of this news release.